Exhibit 10.1

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF WEST VIRGINIA

AT HUNTINGTON

OHIO VALLEY ENVIRONMENTAL

COALITION, INC.; WEST VIRGINIA

HIGHLANDS CONSERVANCY, INC.;

and SIERRA CLUB

Plaintiffs,

v.	CIVIL ACTION NO. 3:11-cv-00115

PATRIOT COAL CORPORATION,

APOGEE COAL COMPANY, LLC,

CATENARY COAL COMPANY, LLC

And HOBET MINING LLC

Defendants.

CONSENT DECREE

I. RECITALS

1. On February 18, 2011, Plaintiffs Ohio Valley Environmental Coalition, Inc., West Virginia Highlands Conservancy, Inc., and Sierra Club (collectively “Plaintiffs”) filed this action against Defendants Patriot Coal Corporation (“Patriot”), Apogee Coal Company, LLC (“Apogee”), Catenary Coal Company, LLC (“Catenary”), and Hobet Mining, LLC (“Hobet”) (collectively “Defendants”). On April 14, 2011, Plaintiffs subsequently filed a First Amended Complaint for Declaratory and Injunctive Relief and for Civil Penalties.

2. The Amended Complaint alleged that:

a.	Defendant Apogee had discharged concentrations of selenium in excess of the effluent limits for that parameter contained in West Virginia/National Pollution Discharge Elimination System (“WV/NPDES”) Permit No. WV0099520 issued to Apogee by the West Virginia Department of Environmental Protection (“WVDEP”) pursuant to Section 402 of the federal Clean Water Act (“CWA”) and the West Virginia Water Pollution Control Act.

b.	Defendant Catenary had discharged concentrations of selenium in excess of the effluent limits for that parameter contained in WV/NPDES Permit Nos. WV0093751, WV0096920, WV0096962, and WV1014684 issued to Catenary by the WVDEP pursuant to Section 402 of the CWA and the West Virginia Water Pollution Control Act.

c.	Defendant Hobet had discharged concentrations of selenium in excess of the effluent limits for that parameter contained in WV/NPDES Permit Nos. WV1017225, WV0099392, WV1016776, WV1020889, and WV1021028 issued to Hobet by the WVDEP pursuant to Section 402 of the CWA and the West Virginia Water Pollution Control Act.

3. The Amended Complaint further alleged that Defendants’ discharges of selenium in concentrations exceeding those permitted by their respective WV/NPDES permits constituted violations of the performance standards under the federal Surface Mining Control and Reclamation Act of 1977 (“SMCRA”).

4. The Parties recognize, and the Court by entering this Consent Decree finds, that the Consent Decree has been negotiated by the Parties in good faith and will avoid further litigation among the Parties, and that this Decree is fair, reasonable and in the public interest. By entering into this Consent Decree, Defendants do not admit any of the allegations set forth in the Complaint or the Amended Complaint.

NOW, THEREFORE, with the consent of the Parties, IT IS HEREBY ADJUDGED, ORDERED AND DECREED as follows:

II. JURISDICTION AND VENUE

5. This Court has jurisdiction over the Parties and over the subject matter of this action pursuant to 28 U.S.C. § 1331 (federal question jurisdiction), 33 U.S.C. § 1365 (CWA citizen suit provision) and 30 U.S.C. § 1270 (SMCRA citizen suit provision).

6. Venue is proper in the Southern District of West Virginia pursuant to 28 U.S.C. § 1391(b) and (c), because it is the judicial district in which Defendants are located, reside and/or do business, and/or in which the violations alleged in the Amended Complaint occurred, as well as 33 U.S.C. § 1365(c)(1), because the sources of the alleged CWA violations are located in this judicial district, and 30 U.S.C. § 1270(c), because the coal mining operations complained of are located in this judicial district.

7. For purposes of this Consent Decree, or any action to enforce this Consent Decree, Defendants consent to this Court’s jurisdiction over this Consent Decree and consent to venue in this judicial district.

III. APPLICABILITY

8. The provisions of this Consent Decree apply to and are binding upon Plaintiffs and those with authority to act on their behalf, including, but not limited to, their officers, directors, and staff; upon Defendants and any of their respective successors and/or assigns; and upon other persons or entities otherwise bound by the law.

9. No transfer of ownership or operation of any Facility shall relieve Defendants of their obligation to ensure that the terms of this Consent Decree are implemented, provided, however that, prior to any transfer, any Defendant desiring to transfer ownership or operation of any Facility shall provide a copy of this Consent Decree to the proposed transferee and require the transferee to provide written confirmation to the Court acknowledging the terms of the Consent Decree and that the transferee will be bound by those terms. In such event, said Defendant shall no longer be subject to this Decree. There shall be no requirement to provide written confirmation to the Court if the ultimate parent of a Defendant will change as a result of a transaction, but the Defendant owning or operating the Facility will not change. In any event, all transferees, subsequent owners, and operators shall be bound the terms of this Consent Decree, consistent with applicable law.

10. Defendants shall provide a copy of this Consent Decree to all officers, employees and agents whose duties include compliance with any provision of this Consent Decree, as well as to any contractor retained to perform work required under this Consent Decree.

IV. DEFINITIONS

11. Terms used in this Consent Decree that are defined in the CWA, SMCRA or in regulations issued pursuant thereto shall have the meanings assigned to them therein, unless otherwise provided in this Decree. Whenever the terms set forth below are used in this Consent Decree, the following definitions shall apply:

a. “Alternative Abatement Plan” shall mean a plan for the implementation of a Listed Technology at a Covered Outfall;

b. “Amended Complaint” shall mean the First Amended Complaint for Declaratory and Injunctive Relief and for Civil Penalties filed by Plaintiffs in this action on April 14, 2011;

c. “Consent Decree” or “Decree” shall mean this Consent Decree and the appendices attached hereto;

d. “Covered Outfalls” shall mean the discharge points for the Covered Permits as identified in Appendix A to this Consent Decree.

e. “Covered Permits” shall mean Defendants’ permits that were the subject of this litigation as those permits are now in effect and as they may be amended, modified, or renewed, following the procedures for such amendment, modification, or renewal prescribed by the applicable federal and state statutes and regulations and interpreted by this Court in relevant decisions for the duration of this Consent Decree, including: WV/NPDES Permit Nos. WV0099520, WV0093751, WV0096920, WV0096962, WV1014684, WV1017225, WV0099392, WV1016776, WV1020889, and WV1021028. Unless a proposed modification falls within the definition of a “minor modification” as provided in 47 C.S.R. § 30-8.2.c.1, any change to the selenium effluent limitations in the Covered Permits shall be a major modification subject to public notice and comment and all other applicable requirements of federal and state law. In all events, if a Defendant intends to apply for a “minor modification” that would affect the selenium effluent limitations in one or more of the Covered Permits, that Defendant shall notify Plaintiffs of that intent at least 30 days prior to submitting a modification application to WVDEP.

f. “Daily maximum violation” shall mean an exceedance of the effective maximum daily effluent limit of the applicable WV/NPDES Permit.

g. “Day” shall mean a calendar day unless expressly stated to be a business day. In computing any period of time under this Consent Decree, where the last day would fall on a Saturday, Sunday or federal holiday, the period shall run until the close of business of the next business day except for purposes of calculating periods of stipulated payments under Section IX of this Decree;

h. “DMR” means a Discharge Monitoring Report for one of the Covered Permits;

i. “Effective Date” shall have the definition provided in Section XV;

j. “Facility” or “Facilities” shall mean Defendants’ Covered Outfalls and mining operations subject to the Covered Permits.

k. “Maximum daily effluent limit” shall mean maximum daily selenium discharge limitation as defined in 40 C.F.R. § 122.2;

l. “Monthly average effluent limit” shall mean average monthly selenium discharge limitation as defined in 40 C.F.R. § 122.2;

m. “Monthly average violation” shall mean an exceedance of the effective monthly average effluent limit of the applicable WV/NPDES Permit;

n. “Paragraph” shall mean a portion of this Consent Decree identified by an Arabic numeral;

o. “Parties” shall mean Plaintiffs and Defendants;

p. “Section” shall mean a portion of this Consent Decree identified by a Roman numeral;

q. “State” shall mean the State of West Virginia;

r. “USEPA” shall mean the United States Environmental Protection Agency;

s. “WVDEP” shall mean the West Virginia Department of Environmental Protection;

t. “WV/NPDES permit” shall mean a West Virginia / National Pollutant Discharge Elimination System permit issued by WVDEP pursuant to Section 402 of the CWA.

V. CIVIL PENALTY

12. Defendants shall pay a civil penalty in the amount of $750,000 to the United States as set forth in Paragraph 13 below. Together with the Supplemental Environmental Project (“SEP”) to be funded as set forth in Section VI, the payment of this civil penalty is made in settlement of all of Plaintiffs’ claims in this action under the CWA and SMCRA for violations occurring prior to the effective date of this Consent Decree.

13. Defendants shall pay the civil penalty due to the United States Treasury within thirty (30) days of the entry of this Decree. That payment shall be made by certified check, bank check, or money order to the Treasurer of the United States and should be sent to the following address: Debt Collection Specialist, Environment and Natural Resources Division, Executive Office, PO Box 7754, Ben Franklin Station, Washington D.C. 20044-7754. The check or money order shall reference Ohio Valley Environmental Coalition, Inc. et al. v. Patriot Coal Corporation et al. Civil Action No. 3:11-cv-00115, and payment shall be considered paid upon mailing, or direct delivery to the specified address. A copy of the check and cover letter shall be sent to Plaintiffs at the time payment is made, and shall state that payment is being made pursuant to this Decree.

14. The sum set forth in Paragraph 12, supra, resolves Plaintiffs’ demands for civil penalties under 33 U.S.C. § 1365 arising from any selenium violations alleged in Plaintiffs’ Amended Complaint and any selenium violations that have occurred or may occur at any Covered Outfalls or under any Covered Permits up to the effective date of this Consent Decree.

15. Defendants shall not deduct any penalties paid under this Consent Decree pursuant to this Section in calculating their respective federal, state, or local income tax.

VI. SUPPLEMENTAL ENVIRONMENTAL PROJECT

16. In addition to the civil penalty set forth in Section V, above, Defendants shall pay a total of $6,750,000.00 to the West Virginia Land Trust in order to fund a SEP.

a.	Appendix B to this Decree describes how the SEP will support and expand the Land Trust.

b.	Defendants shall remit the funds identified in Paragraph 16 by certified check, bank check, or money order to the West Virginia Land Trust within thirty (30) days of the entry of this Decree and shall send the funds to the following address:

West Virginia Land Trust

PO Box 11823

Charleston, WV 25339-1823

The check or money order shall reference Ohio Valley Environmental Coalition, et al. v. Patriot Coal Corp., et al., Civil Action No. 3:11-cv-00115, and payment shall be considered complete upon mailing, or direct delivery to the specified address. A copy of the check and cover letter shall be sent to Plaintiffs at the time payment is made and shall state that payment is being made pursuant to this Decree.

17. Defendants shall not deduct their contribution to the SEP or any payments made pursuant to Section IX (“Stipulated Payments”) in calculating their respective federal, state, or local income tax.

VII. COMPLIANCE REQUIREMENTS

18. This Consent Decree in no way affects or relieves Defendants of their responsibility to comply with applicable federal, state and local laws, regulations and permits, but Plaintiffs shall not seek any remedies under the CWA or SMCRA for violations of selenium effluent limits at the Covered Outfalls so long as this Decree is in effect other than those remedies set forth herein.

19. Where any compliance obligation under this Section requires Defendants to obtain a federal, state or local permit or approval, Defendants shall submit timely and substantially complete applications and take all other actions necessary to obtain all such permits or approvals. Defendants may seek relief under the provisions of Section X of this Consent Decree (“Force Majeure”) for any delay in the performance of any such obligation resulting from a failure to obtain, or a delay in obtaining, any permit or approval required to fulfill such obligation, if Defendants have submitted timely and substantially complete applications and have taken all other actions necessary to obtain all such permits or approvals. Nothwithstanding the foregoing, if a failure to obtain, or a delay in obtaining, any permit or approval required to fulfill such obligation results from a successful challenge by Plaintiffs to a permitting or approval decision on an issue that Plaintiffs made a good-faith effort to resolve with Defendants prior to commencing such a challenge, then Defendants may not avail themselves of relief under Section X of this Consent Decree.

Treatment Technology Selection and Implementation

20. Under their respective Covered Permits, each Defendant shall select and install selenium treatment technologies at each Covered Outfall such that the Covered Outfalls will achieve compliance with selenium discharge limits contained in relevant Covered Permits in accordance with the compliance date set forth in Appendix C (hereinafter a “Selected Technology”). If a Defendant believes that compliance is or will be achieved without additional treatment at one or more Covered Outfalls, it shall so indicate on or before the relevant technology selection date set forth in Appendix C and shall provide a written statement to the Plaintiffs and the Special Master setting forth the basis for that determination at that time.

21. When a Defendant chooses the Selected Technology for any Covered Outfall, it shall also supply a reasonable schedule of activities necessary for the expeditious installation of that technology by the applicable compliance date set forth in Appendix C. That schedule shall include (a) a reasonably detailed GANTT chart setting out key milestones for engineering, procurement, and construction and (b) a schedule for the Defendant’s submission of periodic progress reports to the Plaintiffs, the Court and any Special Master appointed under Section XIII below. If an Alternative Abatement Plan is required under Paragraph 25 below, the Defendant shall provide such a plan by the dates specified in that Paragraph.

22. Sixty days before the technology selection date for any Covered Outfall as set forth in Appendix C, a list of technologies that may be used at the flow rates specified in the related category to treat and remove selenium at the Covered Outfalls or under the Covered Permits shall be certified by the Special Master. Technologies appearing on such list are hereinafter referred to as “Listed Technologies.” A Defendant may select a Listed Technology for installation and use at a Covered Outfall and a flow rate for which it has been listed.

23. The list of technologies for each category of Covered Outfalls on Appendix C will be created pursuant to Paragraph 24, below. A technology is only a Listed Technology for those categories where it has been added to the list of technologies pursuant to Paragraph 24. The Parties will continue to cooperate in good faith to amend, update, add or delete technologies to the Listed Technologies for the Covered Outfalls. In accordance with the procedures set forth in Paragraph 24, below, a technology may be added or deleted as a Listed Technology for any particular Covered Outfall at any time prior to the compliance date for that Category as set forth in Appendix C.

24. Technologies may be added to or deleted from the Listed Technologies, and such list may be amended, as follows:

a.	By agreement of the Parties;

b.	Based upon the determination of the Special Master after the presentation of a pilot report or other data by one of the parties; provided that, the moving party has the burden of establishing that the technology should be added to or deleted from the list because of its applicability to the flow rates of the outfalls on a particular list, and provided that the non-moving party has an opportunity to comment on and oppose the inclusion or deletion of any technology on the list; or

c.	Based upon the determination of the Special Master after one of the Parties submits a request to add or delete a technology based upon field data from installed treatment systems, and provided that the non-moving party has the opportunity to comment on and oppose the inclusion or deletion of any technology on the list. These data may come from third party sources.

25. No later than the technology selection date for a Covered Outfall established in Appendix C, a Defendant shall choose a Selected Technology for installation at that Covered Outfall. A Selected Technology may, but need not, come from the Listed Technologies for that category. The Defendants shall choose a Selected Technology for each Covered Outfall, subject to the following:

a.	If a Defendant chooses a Selected Technology that is also a Listed Technology for a Covered Outfall, the Defendant shall not be required to submit an Alternative Abatement Plan for that Covered Outfall. If a Defendant chooses a Listed Technology, the information required by Subparagraphs 21(a) and (b) shall be submitted to the Special Master and to Plaintiffs. Plaintiffs shall have the opportunity to comment to the Special Master on the selection, as well as the information required by Subparagraphs 21(a) and (b), within 21 days of receipt of the selection. The Plaintiffs shall have the burden to establish by a preponderance of the evidence that such selection is inconsistent with customary engineering practices and principles. In the event the Special Master agrees with Plaintiffs objections, then such technology shall be treated as a not Listed Technology for the Covered Outfall at issue for purposes of this Decree, including the Stipulated Payments provisions in Section IX, and the Defendant will be required to submit an Alternative Abatement Plan for the Covered Outfall at issue as required in Paragraph 25(b) below.

b.	Except as set forth in subparagraph 25(c), if a Defendant chooses a Selected Technology for a Covered Outfall that is not a Listed Technology, it shall also initially identify an alternative Listed Technology (hereinafter “Alternative Technology”) by the relevant technology selection date and shall submit to the Plaintiffs and the Special Master an Alternative Abatement Plan containing, at a minimum, the following information regarding the Alternative Technology within 60 days after the relevant technology selection date:

i.	A process design narrative describing the effluent limits which will be met;

ii.	A listing of treatment objectives applicable to the design;

iii.	The characteristics of the water to be treated;

iv.	An engineering evaluation of applicable technologies capable of successfully treating the water;

v.	A narrative description of the design in sufficient detail to be reviewed by persons competent in water/wastewater treatment technologies;

vi.	Process design summary tables containing selected design parameters;

vii.	Preliminary size of major unit processes and ancillary equipment required;

viii.	Preliminary estimates of chemical requirements;

ix.	A process flow diagram containing primary flow lines;

x.	Major unit processes;

xi.	Preliminary flow and material balances;

xii.	A Class 5 Capital cost estimate and operating cost estimate;

xiii.	A preliminary equipment list;

xiv.	A estimation of average and maximum flows from the outfall and a reasonably detailed equalization plan if any;

xv.	A reasonably detailed GANTT chart establishing a schedule for engineering, procurement, construction, and commissioning of the Alternative Technology;

xvi.	A preliminary engineering report (applicable to Covered Outfalls in Categories III, IV, and V only); and

xvii.	Any other information requested or required by the Special Master (applicable to Covered Outfalls in Categories I and II only).

c.

Notwithstanding the foregoing, if a ZVI-type treatment system is not a Listed Technology for Category I Covered Outfalls as of the relevant technology selection date set forth in Appendix C and a Defendant chooses a ZVI-type treatment system as a Selected Technology for any Covered Outfall in Category I, no Alternative

Abatement Plan shall be due until March 1, 2013 and the Alternative Abatement Plan requirement will be waived if Special Master determines that the proposed ZVI-type system will succeed. Provided, however, that Plaintiffs have an opportunity to comment and object to the omission of an Alternative Abatement Plan prior to the Special Master’s decision and the Special Master will issue a written determination addressing the Parties’ respective positions.

d.	Notwithstanding the other provisions of this Decree, the Parties expect that Defendants will choose a Listed Technology for use at all Category IV and V Covered Outfalls (as Categories IV and V are set forth on Appendix C). If, however, a Defendant chooses a Selected Technology that is not a Listed Technology for a Category IV or V Covered Outfall, that decision shall be submitted to the Special Master for review and Plaintiffs shall be entitled to comment. The Defendant shall bear the burden of proof before the Special Master to establish that the Selected Technology will succeed in meeting the requirements of the Covered Permit at the Covered Outfall for which the Selected Technology has been chosen by the compliance deadline set forth in Appendix C. The Defendant carries its burden when it establishes by a preponderance of the evidence that its choice of Selected Technology is consistent with customary engineering practices and principles. If the Special Master approves the Selected Technology, the Defendant must also prepare and submit an Alternative Abatement Plan containing the elements set forth in Paragraph 25(b) above.

26. In determining when an Alternative Abatement Plan shall be implemented for a Covered Outfall under this Consent Decree, the Defendant shall employ the following criteria:

a.	For Categories I and II:

i.	The first six months following the Category Compliance Date for the installation of a Selected Technology at a Covered Outfall shall be considered a “start-up” period for that Covered Outfall and sampling data acquired during those six months shall neither be used to determine whether a Defendant will be required to implement an Alternative Abatement Plan nor whether the Consent Decree shall terminate as to that Covered Outfall, provided, however, that if a Selected Technology is constructed and commissioned prior to the Category Compliance Date set out in Appendix C, a Defendant may use sampling data acquired between the actual commissioning date and the Category Compliance Date set out in Appendix C to establish that the Consent Decree should terminate as to that Outfall pursuant to Paragraph 28.

ii.	For months seven (7) through twelve (12) following the Category Compliance Date for the installation of a Selected Technology at a Covered Outfall, if more than four (4) of the samples of the effluent from the Covered Outfall exceed the maximum daily selenium effluent limitations in the relevant Covered Permit or if two (2) of the monthly average selenium concentrations exceed the monthly average selenium effluent limitation in the relevant Covered Permit, then a Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that a Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

iii.	If a Defendant does not achieve six consecutive months of compliance with the selenium effluent limitations on a Covered Outfall in the relevant Covered Permit during the first twelve months following the Category Compliance Date in Appendix C, then that Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that that Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

iv.	If this Consent Decree is not terminated as to a Covered Outfall pursuant to Paragraphs 28 and 78 during the first 12-month period following the Category Compliance Date established in Appendix C for that outfall, but the Alternative Abatement Plan is not triggered for that Outfall under Subparagraphs 26(a)(ii) or (iii), then the following triggers for the Alternative Abatement Plan shall apply during each subsequent 12-month period until the Consent Decree is terminated as to that Covered Outfall:

1.	If more than four (4) of the samples of the effluent from the Covered Outfall exceed the maximum daily selenium effluent limitations in the relevant Covered Permit or if two (2) consecutive monthly average selenium concentrations exceed the monthly average selenium effluent limitation in the relevant Covered Permit, then a Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that a Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

2.	If a Defendant does not achieve six consecutive months of compliance with the selenium effluent limitations on a Covered Outfall in the relevant Covered Permit, then that Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that that Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

b.	For Categories III, IV, and V:

i.	The first three months following the Category Compliance Date for the installation of a biologically-based Selected Technology at a Covered Outfall shall be considered a “start-up” period for that Covered Outfall and sampling data acquired during those three months shall neither be used to determine whether a Defendant will be required to implement an Alternative Abatement Plan, nor whether the Consent Decree shall terminate as to that Covered Outfall; provided, however, that if a biologically-based Selected Technology is constructed and commissioned prior to the Category Compliance Date set out in Appendix C, a Defendant may use sampling data acquired between the actual commissioning date and the Category Compliance Date set out in Appendix C to establish that the Consent Decree should terminate as to that Outfall pursuant to Paragraph 28.

ii.

For months four (4) through twelve (12) following the Category Compliance Date for the installation of a biologically based Selected Technology at a Covered Outfall, if more than four (4) of the samples of the effluent from the Covered Outfall exceed the maximum daily selenium effluent limitations in the relevant Covered Permit or if two (2) of the monthly average selenium concentrations exceed the monthly average selenium effluent limitation in the relevant Covered Permit, then a Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that a Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

iii.

For the first twelve (12) months following the Category Compliance Date for the installation of a non-biologically based Selected Technology at a Covered Outfall, if more than four (4) of the samples of the effluent from the Covered Outfall exceed the maximum daily selenium effluent limitations in the relevant Covered Permit or if two (2) of the monthly average selenium concentration exceed the monthly average selenium effluent limitation in the relevant Covered Permit, then a Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that a Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. Plaintiffs shall have the right to comment on and object to Defendant’s plan. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

iv.

If a Defendant does not achieve six consecutive months of compliance with the selenium effluent limitations on a Covered Outfall in the relevant Covered Permit during the first twelve months following the Category Compliance Date in Appendix C, then that Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that that Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

v.	If this Consent Decree is not terminated as to a Covered Outfall pursuant to Paragraphs 28 and 78 during the first 12-month period following the Category Compliance Date established in Appendix C for that outfall, but the Alternative Abatement Plan is not triggered for that Outfall under Subparagraphs 26(b)(ii), (iii), or (iv), then the following triggers for the Alternative Abatement Plan shall apply during each subsequent 12-month period until the Consent Decree is terminated as to that Covered Outfall:

1.

If more than four (4) of the samples of the effluent from the Covered Outfall exceed the maximum daily selenium effluent limitations in the relevant Covered Permit or if two (2) consecutive monthly average selenium concentrations exceed the monthly average selenium effluent limitation in the relevant Covered Permit, then a Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that a Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

2.

If a Defendant does not achieve six consecutive months of compliance with the selenium effluent limitations on a Covered Outfall in the relevant Covered Permit, then that Defendant shall implement an Alternative Abatement Plan for that Covered Outfall as soon as possible, except that that

Defendant shall have the right to seek approval from the Special Master to continue using the original Selected Technology. The Defendant shall seek approval from the Special Master and shall bear the burden of proof that the Selected Technology will be able to attain the required compliance with the relevant selenium limits in the relevant Covered Permit without implementing the Alternative Abatement Plan. In any such determination, the Special Master may consider the extent to which the violations exceeded the permit limits, flows, upsets, and any other operating conditions.

c. All Alternative Abatement Plans must achieve compliance as soon as possible.

27. At any time prior to the Category Compliance Date for a given Covered Outfall, a Defendant may substitute another treatment technology for the original Selected Technology (hereinafter a “Replacement Technology”), so long as the Replacement Technology will achieve compliance by the date listed in Appendix C. If a Defendant proposes a Replacement Technology, the Special Master shall determine, after reviewing a Defendant’s submission and by a preponderance of the evidence, whether the technology will succeed in achieving compliance with the relevant selenium limits in the relevant Covered Permit by the compliance date in Appendix C and the substitution shall only become effective upon such a finding.

28. The Consent Decree shall remain in effect for a Covered Outfall until that Covered Outfall has achieved compliance with its relevant selenium discharge limits in the relevant Covered Permit for six (6) consecutive months after the actual commissioning date of the treatment technology at that Covered Outfall, three months of which must include analyses of samples taken in December, January, February, or March. After any six-month period that Defendants believe satisfies the compliance requirements of this paragraph, Defendants may notify Plaintiffs in writing that they consider the Decree terminated as to such Covered Outfall. After receipt of notice from Defendants, Plaintiffs shall have thirty (30) days to object to the Special Master that the required criteria set forth in this Paragraph and/or Paragraph 26 were not met or that conditions under which the system operated during the subject 6-month period are not representative of the anticipated conditions (including, but not limited to, temperature and flow) at this Covered Outfall. After providing an opportunity for a response from Defendants and a reply from Plaintiffs, any dispute between the Parties shall be resolved by the Special Master.

General Requirements Applicable to All Covered Permits and Covered Outfalls

29. Defendants shall prepare bi-monthly interim progress reports and submit them to the Court, Plaintiffs, and Special Master commencing after appointment of the Special Master.

30. All reports shall be submitted to the persons designated in Section XIV of this Consent Decree (“Notices”).

31. The reporting requirements of this Consent Decree do not relieve Defendants of any reporting obligation required by the CWA, SMCRA or their implementing regulations, or by any other federal, state or local law, regulation, permit or other requirement.

32. Any information provided pursuant to this Consent Decree may be used by Plaintiffs in any proceeding to enforce the provisions of this Consent Decree and as otherwise permitted by law, except that if information is submitted under a claim of confidentiality, then the scope of its use shall be determined by the Court.

33. Defendants shall install treatment or manage flow sufficient to comply with its permit requirements and the provisions of this Decree.

VIII. ADDITIONAL REQUIREMENTS

34. Patriot shall cause its affiliate Jupiter Holdings, LLC (“Jupiter”) to waive those rights it holds under CWA Section 404 permit 200200050-1 issued by the United States Army Corps of Engineers on March 15, 2007 relating to the Jupiter Callisto surface mine that would otherwise allow Jupiter to construct the four additional valley fills contemplated by the mine plan. To accomplish the waiver, Patriot and Jupiter shall surrender or otherwise modify Section 404 permit 200200050-1 so as to accomplish the elimination of the four additional valley fills as specified disposal sites under Section 404 of the CWA, while maintaining Patriot’s obligations with regard to the previously constructed valley fill at the Jupiter Callisto mine.

35. Patriot and Jupiter agree to forego the surface mining of any coal on the Callisto property pursuant to Jupiter’s surface mine mining permit (S-5009-00) other than that which is incidental to their reclamation obligations so as to avoid long-term discharges of selenium in excess of the water quality standard. Patriot and Jupiter shall seek a modification of the surface mining permit to delete those acres from the permit that will remain undisturbed as a result of this Consent Decree while otherwise complying with existing reclamation obligations at this mine. Patriot shall also seek a modification of WV/NPDES Permit No. WV1020315 for the Callisto surface mine to delete from the permit those outfalls that are associated with the areas that will remain undisturbed.

36. Patriot agrees not to apply for new permits to surface mine the property covered by permits 200200050 and S-5009-00 in the future. Nothing in this paragraph, however, shall be deemed to prevent Patriot from meeting or fulfilling its legal reclamation obligations with respect to the Callisto surface mine, including the surface disturbance or movement of any earth as necessary to meet such reclamation obligations. The method by which Patriot will meet or fulfill its legal reclamation obligations shall be consistent with the representations made to Plaintiffs’ mining engineering expert and shall be set forth in its application to modify surface mining permit S-5009-00, which is hereby incorporated by reference into this decree and shall be included as Appendix D to this Decree by the Parties prior to the entry of the Decree by the Court.

IX. STIPULATED PAYMENTS

37. Defendants shall be liable for stipulated payments for the violations set forth in Paragraphs 38 to 41 and in the amounts set forth therein, unless excused under Section X (“Force Majeure”).

38. Defendants shall be liable for stipulated payments for (a) a failure to timely comply with a technology selection date with respect to a Covered Outfall as set forth on Appendix C, and (b) a failure to timely comply with any deadline set forth in the GANTT charts developed pursuant to Paragraphs 22, 25, and 27 for any Selected Technology, Alternative Technology, or Replacement Technology in the amounts set forth in this Paragraph.

a.	For the first thirty (30) days after a deadline is missed, payments shall accrue at a rate of $750 per day per violation.

b.	For days 31 to 60 after a deadline is missed, payments shall accrue at a rate of $1,500 per day per violation.

c.	From day 61 and thereafter, payments shall accrue at a rate of $2,500 per day per violation.

39. Violations of a selenium discharge limit in a Covered Permit for a Covered Outfall that occur after the compliance date set forth for that Covered Outfall in Appendix C but before the termination of this Consent Decree with respect to that Covered Outfall shall be subject to the following stipulated payments.

a.	Violations of the monthly average discharge limit shall accrue at

i.	$6,000 if the treatment technology in use at the Covered Outfall is a Listed Technology

ii.	$25,000 if the treatment technology in use at a Category I or II Covered Outfall in violation is not a Listed Technology

iii.	$27,500 if the treatment technology in use at a Category III Covered Outfall in violation is not a Listed Technology

iv.	$32,500 if the treatment technology in use at a Category IV Covered Outfall in violation is not a Listed Technology

v.	$37,500 if the treatment technology in use at a Category V Covered Outfall in violation is not a Listed Technology.

b.	Violations of the maximum daily discharge limit shall accrue at

i.	$3,000 if the treatment technology in use at the Covered Outfall is a Listed Technology

ii.	$12,500 if the treatment technology in use at a Category I or II Covered Outfall in violation is not a Listed Technology

iii.	$13,750 if the treatment technology in use at a Category III Covered Outfall in violation is not a Listed Technology

iv.	$16,250 if the treatment technology in use at a Category IV Covered Outfall in violation is not a Listed Technology

v.	$18,750 if the treatment technology in use at a Category V Covered Outfall in violation is not a Listed Technology.

40. A daily maximum violation or monthly average violation as reported on Defendants’ DMRs shall constitute one (1) violation for purposes of this Section such that Defendants shall not be subject to more than one (1) monthly average violation and two (2) daily maximum violations per month at any Covered Outfall.

41. In addition to the stipulated payments listed in paragraphs 38 and 39, Defendants’ shall be liable for a one-time stipulated payment of $25,000 for any Category I Covered Outfall, $50,000 for any Category II Covered Outfall, $75,000 for any Category III Covered Outfall, $150,000 for any Category IV Covered Outfall, or $250,000 for any Category V Covered Outfall where (1) a Defendant has been required to implement an Alternative Abatement Plan pursuant to Paragraph 26; (2) has not completed installation of the Alternative Technology identified in the Alternative Abatement Plan by the compliance date for that Covered Outfall set forth in Appendix C; and (3) violates a maximum daily or monthly average permit limit before completing installation of the Alternative Technology.

42. Accrued stipulated payments shall be satisfied in full through payment as set forth in Paragraph 45.

43. Plaintiffs may, in the unreviewable exercise of their discretion, reduce or waive stipulated payments otherwise due under this Consent Decree.

44. Notwithstanding Defendants’ liability for stipulated payments as described in Paragraphs 38 through 41, Plaintiffs reserve the right to seek other legal and equitable remedies, including contempt, if Defendants miss the deadlines stated in those paragraphs.

45. Defendants shall submit stipulated payments due as a result of noncompliance under Paragraphs 38 through 41 above at the end of the thirty (30)-day period following the conclusion of each calendar quarter (i.e., by April 30, July 31, October 31 and January 31). Defendants shall make payments to the West Virginia Land Trust following the procedure specified in Section VI herein. Written notice of such payment shall be sent to Plaintiffs.

X. FORCE MAJEURE

46. “Force Majeure,” for purposes of this Consent Decree, is defined as any event arising from causes beyond the reasonable control of Defendants, of any entity controlled by Defendants, or of Defendants’ contractors, which delays or prevents the performance of any obligation under this Consent Decree despite Defendants’ best efforts to fulfill the obligation. The requirement that Defendants exercise “good faith efforts to fulfill the obligation” includes using best efforts to anticipate any potential Force Majeure event and best efforts to address the effects of any such event (a) as it is occurring and (b) after it has occurred to prevent or minimize any resulting delay to the greatest extent possible. “Force Majeure” does not include Defendants’ financial inability to perform any obligation under this Consent Decree.

47. If any event occurs or has occurred that may delay the performance of any obligation under this Consent Decree, whether or not caused by a Force Majeure event, Defendants shall provide notice orally or by electronic or facsimile transmission to Plaintiffs within five (5) business days of when Defendants first knew that the event is likely to cause a delay. Within fourteen (14) days thereafter, Defendants shall provide in writing to Plaintiffs an explanation of the reasons for the delay; the anticipated duration of the delay; and actions taken or to be taken to prevent or minimize the delay.

48. If Plaintiffs agree that the delay or anticipated delay is attributable to a Force Majeure event, the time for performance of the obligations under this Consent Decree that are affected by the Force Majeure event will be extended by Plaintiffs for such time as is necessary to complete those obligations. An extension of the time for performance of the obligations affected by the Force Majeure event shall not, of itself, extend the time for performance of any other obligation. Plaintiffs will notify Defendants in writing within five (5) business days of the length of the extension, if any, for performance of the obligations affected by the Force Majeure event.

49. If Plaintiffs do not agree that the delay or anticipated delay has been or will be caused by a Force Majeure event, Plaintiffs will notify Defendants in writing of its decision with five (5) days of its receipt of the Force Majeure claim by Defendants. Any dispute between the Parties over a Force Majeure claim may be resolved by the Special Master and any decision of the Special Master may be appealed to the Court in accordance with Paragraph 68.

XI. EFFECT OF SETTLEMENT/RESERVATION OF RIGHTS

50. This Consent Decree resolves the civil claims of Plaintiffs for the violations alleged in the Amended Complaint, filed on April 14, 2011, as well as for violations of the Covered Permits that were reported on discharge monitoring reports through the effective date of this Consent Decree.

51. For the term of the Consent Decree for each Covered Outfall or Covered Permit, Plaintiffs shall waive all legal and equitable remedies available to enforce discharge, effluent, or water quality limits related to selenium contained in a Covered Permit except for any proceeding or action to enforce the Consent Decree, except as to Outfall 019 of WV/NPDES Permit WV0093751. Regarding that outfall, if at any time during the term of this Decree, the selenium concentration of the effluent discharged from Outfall 019 of WV/NPDES Permit WV0093751 exceeds the monthly average selenium effluent limitation in that permit in two (2) consecutive months, then that Permit shall be subject to the timeframes set forth in Appendix C and other requirements of this Decree for the appropriate category (based on flow) as measured from the date of the second consecutive monthly average violation. The Parties each respectively reserve all legal and equitable rights and defenses available to them to enforce or defend the provisions of the Consent Decree.

52. Except for the enforcement of the Consent Decree, Plaintiffs shall refrain from filing a complaint against Defendants or their subsidiaries in Court pertaining to the enforcement of any discharge, effluent, or water quality limits related to selenium hereinafter included in any CWA permit identified in Appendix E for 12 months following the date upon which such effective and enforceable permit limits came into effect in the relevant CWA permit. For any such outfall, Plaintiffs shall provide Defendants with the opportunity to meet and confer regarding Defendants’ plans to come into compliance at such outfalls at least sixty (60) days before filing a Notice of Intent to Sue under the CWA and/or SMCRA. Plaintiffs obligation to refrain from filing a complaint as described above shall not apply:

a.	if Defendants or their subsidiaries have not received effective and enforceable permit limits within twelve (12) months of the expiration date of any permit identified in Appendix E, unless the delay in the incorporation of effective and enforceable permit limits is attributable solely to causes beyond the reasonable control of Defendants or their subsidiaries and if Defendants have submitted timely and substantially complete applications and have taken all other actions necessary to obtain the renewal or reissuance of the subject permit or permits. Whether the delay is attributable solely to causes beyond the reasonable control of Defendants or their subsidiaries shall be determined in accordance with the provisions of Section X of this Consent Decree (“Force Majeure”). For any such outfall, Plaintiffs shall provide Defendants with the opportunity to meet and confer regarding Defendants’ plans to come into compliance at such outfalls at least sixty (60) days before filing a Notice of Intent to Sue under the CWA and/or SMCRA; or

b.	if Defendants or their subsidiaries obtain a schedule of compliance from WVDEP for selenium effluent limitations, whether through a judicial decree or through a permit condition, that is inconsistent with the timeframes and other provisions of this Decree.

53. The provisions of this Section (including the limitations on new litigation set forth therein) apply to any new judicial or administrative proceeding (or any new interpleader or joinder of a Defendant or its subsidiary into an existing proceeding) having as its principal claim the violation of discharge, effluent, or water quality limits related to selenium contained in any CWA permits issued by state or federal agencies to any Defendant or its subsidiary. In the event that a civil action is brought against any other person under any theory or claim, and a Plaintiff would have the right to join a Defendant or its subsidiary, it will forego any right to do so in order to remain in compliance with this Section.

54. The provisions of this Section (including the limitations on new litigation set forth therein) shall not apply to discharges, effluent, or water quality limitations related to selenium discharged from outfalls at any mine at which no mineral removal occurred before December 1, 2011.

55. The provisions of this Section (including the limitations on new litigation set forth therein) shall not prohibit individuals who are members of Plaintiffs’ organizations from prosecuting claims against any Defendant or their subsidiaries for property damage or personal injury resulting from a Defendant’s (or its subsidiary’s) selenium discharges from its coal mining operations. Nothing in the Consent Decree shall be interpreted as a waiver, compromise or settlement of any cause of action personal to Plaintiffs’ individual members, under either statute or common law, for personal injury or property damage resulting from a Defendant’s selenium discharges.

56. The provisions of this Section (including the limitations on new litigation set forth therein) above shall not prohibit nor shall they apply to legal actions brought or remedies sought by Plaintiffs against parties other than Defendants or their subsidiaries which might affect, directly or indirectly, Defendant’s environmental or mining permits or applications for the same, provided that Defendants and their subsidiaries are not a party to such actions or remedies. If Plaintiffs bring such a legal action against, or seek any remedy from, a third party, such as but not limited to, the WVDEP, Defendants or their subsidiaries may, at their sole discretion, intervene in the action to protect their legal rights or to assert their interests, and this Consent Decree shall not be deemed a waiver of any right, defense, or claim that any Defendant or its subsidiary might assert. Defendants’ (or their subsidiaries’) right to intervene pursuant to this Paragraph shall not render an action or remedy under this paragraph subject to the provisions of Paragraph 52.

57. Except as set forth in Paragraphs 50 through 56 with respect to Defendants’ subsidiaries, this Decree shall not limit or affect the rights of Plaintiffs or Defendants against any third parties not party to the Consent Decree.

58. Other than Defendants’ subsidiaries, this Consent Decree would not be construed to create rights in, or grant any cause of action to, any third party not party to the Decree.

59. Plaintiffs do not, by their consent to the entry of this Consent Decree, warrant or aver in any manner that Defendants’ compliance with any aspect of this Consent Decree shall result in compliance with provisions of the Act, 33 U.S.C. §§ 1311, et seq., or with any other provisions of federal, state or local laws, regulations or permits.

XII. COSTS

60. Within thirty (30) days of the Effective Date of the Consent Decree, Defendants shall pay attorneys’ and expert witness fees in the amount of $ 59,807.70 in full consideration and settlement of any claim of Plaintiffs for attorneys and expert witness fees, costs and expenses incurred up to the Effective Date of the Consent Decree, in accordance with the fee-shifting provisions of the CWA and SMCRA. Of the above amount, $ 56,947.50 is for Plaintiffs’ reasonable attorney’s fees, allocated as follows:

a.	$ 23,000.00 for Derek Teaney’s 92.0 hours at the reasonable rate of $250/hour.

b.	$ 21,460.00 for Joe Lovett’s 58.0 hours at the reasonable rate of $370/hour.

c.	$ 12,487.50 for J. Michael Becher’s 67.5 hours at the reasonable rate of $185/hour.

In addition to attorney fees, Plaintiffs’ costs and expert expenses were $ 2,860.20.

61. Defendants further agree to pay Plaintiffs reasonable costs, including attorneys’ fees and expert witness expenses, for their work conducted after the Effective Date of the Consent Decree and related to (a) monitoring Patriot’s compliance with and implementation of the Consent Decree and (b) proceedings to interpret or enforce the terms of the Consent Decree. On approximately a quarterly basis, Plaintiffs shall present Defendants with a reasonable written description of all fees and expenses for which Plaintiffs seek payment, and Defendants shall pay undisputed amounts within thirty (30) days of receipt of such written description. If there are amounts in dispute, Plaintiffs may submit a fee petition to the Court for such disputed amounts, and Defendants reserve all rights to challenge the disputed amounts, including any objections to the reasonableness of rates charged, or the time, effort, or staffing associated with the disputed amounts. The Parties recognize that monitoring compliance and implementation of the Settlement Consent Decree will require significant time of the Plaintiffs and their representatives.

62. Defendants’ payments under Paragraphs 60 and 61 shall be made by delivering a check for the amount payable to Appalachian Mountain Advocates, as attorneys of record for Plaintiffs. Appalachian Mountain Advocates shall be wholly responsible for the proper distribution of any portions of the delivered sum to any and all other attorneys, experts or other entities who may be entitled thereto.

XIII. SPECIAL MASTER

63. Pursuant to Federal Rule of Civil Procedure 53(a)(1)(A), the Parties consent to the appointment of a Special Master for the purposes set forth in this Section, and the Court finds such an appointment to be an appropriate and efficient use of judicial resources. Pursuant to Fed. R. Civ. P. 53(b), the parties shall submit names of recommended Special Masters to the Court within thirty (30) days of the Effective Date of this Consent Decree, and the Court shall issue an order appointing a Special Master in conformance with the terms of this Consent Decree. In the event of a disagreement among the Parties, the Court may appoint a Special Master as described in Paragraph 64.

64. In the event of a disagreement among the Parties as to the selection of a Special Master, each side shall present to the other the names of three candidates. The opposing side would then select one candidate to be presented to the Court, resulting in two names presented to the Court without indication to the Court of which Party prefers which candidate. The Court would then pick from the remaining two candidates or require the parties to submit additional names.

65. Defendants will bear the costs and fees associated with the Special Master.

66. The Special Master shall have the authority to carry out his or her obligations under this Consent Decree, including, but not limited to:

a.	Review of a Defendant’s determination that compliance is or will be achieved without additional treatment at one or more Covered Outfalls under Paragraph 20;

b.	Review of and dispute resolution regarding schedules and plans submitted under Paragraph 21;

c.	Determinations that a proposed technology should be a Listed Technology as set forth in Paragraph 24 of this Consent Decree;

d.	Review and approval of Alternative Abatement Plans submitted under Subparagraph 25(b);

e.	Determinations as to whether an Alternative Abatement Plan is needed with respect to ZVI-type systems under Paragraph 25(c);

f.	Review of Selected Technologies for Categories IV and V Covered Outfalls under Paragraph 25(d);

g.	Review of a Defendant’s proposal for continued use of a Selected Technology under Paragraph 26;

h.	Review of a Defendant’s choice of a Replacement Technology under Paragraph 27;

i.	Disputes between Plaintiffs and Defendants with respect to the termination of this Consent Decree for a particular Covered Outfall as set forth in Paragraph 28;

j.	Review of bi-monthly progress reports from Defendants as set forth in Paragraph 29;

k.	Any other specific dispute or issue regarding compliance with or request for relief from the terms of with the Consent Decree that, upon motion from a Party, the Court may refer to the Special Master;

l.	Conduct site visits as he or she deems appropriate to fulfill his or her duties as set forth in this Paragraph;

m.	Schedule and conduct meetings among the Parties;

n.	Request and review any data or information necessary to reach decisions or resolve disputes;

67. With respect to those disputes to which Paragraph 66(k) may apply, the Party raising the dispute must first present the other Parties with written notice of any dispute or request for relief from the terms of this Decree. The Party receiving notice shall have fourteen (14) days to respond. If that Party does not respond, or if the notifying Party is not satisfied with the response, the notifying Party may seek relief from the Court, including the Court’s direction that the dispute be referred to the Special Master.

68. If any party is dissatisfied with the Special Master’s resolution of a dispute or any other decision or determination made by the Special Master, it may request that the Court resolve the matter de novo. Any Party moving for the Court for resolution of a matter on which the Special Master has issued a written determination or recommendation shall submit to the Court the Special Master’s recommendation together with any submissions made by the Parties to the Special Master and any evidence relevant thereto.

69. Pursuant to Fed. R. Civ. P. 53, the Special Master may communicate ex parte with the Court in the performance of his or her duties.

70. In resolving disputes or making recommendations, the Special Master shall set forth his or her determination or recommendation in writing, together with the reasons therefore, and shall provide such written determination or recommendation to the Parties and the Court.

XIV. NOTICES

71. Unless otherwise specified herein, whenever notifications, submissions, reports or communications are required by this Consent Decree, they shall be made in writing and addressed as follows:

To Plaintiffs:

Derek Teaney

Appalachian Mountain Advocates

P.O. Box 507

Lewisburg, WV 24901

To Defendants:

John McHale, Vice President

Environmental Engineering and Compliance

Patriot Coal Corporation

500 Lee Street East, Suite 900

Charleston, WV 25301

Joseph W. Bean, Esq.

Senior Vice President, Law and Administration

Patriot Coal Corporation

12312 Olive Boulevard, Suite 400

St. Louis, MO 63141

72. Any Party may, by written notice to the other Parties, change its designated notice recipient or notice address provided above.

73. Notices submitted pursuant to this Section shall be deemed submitted upon mailing, unless otherwise provided in this Consent Decree or by mutual agreement of the Parties in writing.

XV. EFFECTIVE DATE

74. The Effective Date of this Consent Decree shall be the date upon which this Consent Decree is entered by the Court or a motion to enter this Consent Decree is granted, whichever occurs first, as recorded on the Court’s docket.

XVI. RETENTION OF JURISDICTION

75. The Court shall retain jurisdiction over this case until termination of this Consent Decree with respect to all Covered Outfalls, for the purpose of resolving disputes arising under this Decree or entering orders modifying this Decree, pursuant to Section XVII (“Modification”) or effectuating or enforcing compliance with the terms of this Decree.

76. Plaintiffs and Defendants reserve all legal and equitable rights and defenses available to them to enforce or defend the provisions of this Consent Decree.

XVII. MODIFICATION

77. The terms of this Consent Decree, including the attached appendices, may be modified only by a subsequent written agreement signed by all Parties. Where the modification constitutes a material change to this Decree, it shall be effective only upon approval by the Court.

XVIII. TERMINATION

78. Unless otherwise specified in this Decree, this Consent Decree shall terminate when Defendants have achieved compliance with the selenium effluent limitations at all Covered Outfalls for at least six consecutive months, but shall terminate as to individual outfalls when they have achieved compliance for at least six consecutive months in accordance with Paragraph 28.

XIX. SIGNATORIES/SERVICE

79. Each undersigned representative of Plaintiffs and Defendants certifies that he or she is fully authorized to enter into the terms and conditions of this Consent Decree and to execute and legally bind the Party he or she represents to this document.

80. This Consent Decree may be signed in counterparts, and its validity shall not be challenged on that basis.

XX. INTEGRATION

81. This Consent Decree constitutes the final, complete, and exclusive agreement and understanding among the Parties with respect to the settlement embodied in the Decree and supersedes all prior agreements and understandings, whether oral or written, concerning the settlement embodied herein. Other than deliverables that are subsequently submitted and approved pursuant to this Decree, no other document, nor any representation, inducement, agreement, understanding or promise, constitutes any part of this Decree or the settlement it represents, nor shall it be used in construing the terms of this Decree.

XXI. FINAL JUDGMENT

82. Upon approval and entry of this Consent Decree by the Court, this Consent Decree shall constitute a final judgment of the Court as to Plaintiffs and Defendants. The Court finds that there is no just reason for delay and therefore enters this judgment as a final judgment under Fed. R. Civ. P. 54 and 58.

XXII. APPENDICES

83. The following Appendices are attached to this Consent Decree as appendices and are part of this Consent Decree:

Appendix A — Table of Covered Outfalls

Appendix B — Description of SEP

Appendix C — Covered Outfalls by Category, With Applicable Deadlines

Appendix D — Jupiter Callisto Reclamation Plan

Appendix E — List of Outfalls Subject to Paragraph 52

ENTER:         , 2012

ROBERT C. CHAMBERS UNITED STATES DISTRICT JUDGE

For the Plaintiffs Ohio Valley Environmental Coalition, Inc., West Virginia Highlands Conservancy, Inc., and Sierra Club

/s/ Derek O. Teaney               Dated:              1/18/12

DEREK O. TEANEY (WV Bar No. 10223)

Appalachian Mountain Advocates

P.O. Box 507

Lewisburg, WV 24901

304-793-9007

For the Defendants Patriot Coal Corporation, Apogee Coal Company, LLC, Catenary Coal Company, LLC, and Hobet Mining, LLC

/s/ Blair Garnder                   Dated:              1/18/12

BLAIR GARNDER (WV Bar No. 8807)

JACKSON KELLY, PLLC

1600 Laidley Tower

Post Office Box 553

Charleston, West Virginia 25322

304-340-1381

APPENDIX A

Company	Covered Permits WV/NPDES Permit No.	Covered Outfalls
Hobet	WV0099392	004, 014, 015, 027, 028, 034, 035, 037, 038, 040, 045, 046, 077, 079 and 084
Hobet	WV1016776	001, 002, 003, 004, 006, 007, 041 and 050
Hobet	WV1017225	004
Hobet	WV1020889	001, 003, and 005
Hobet	WV1021028	006
Catenary	WV0093751	003, 005 and 026
Catenary	WV0096920	001
Catenary	WV0096962	001, 042, 044, 055 and 056
Catenary	WV1014684	001, 002, 003 and 006
Apogee	WV0099520	001 and 011

APPENDIX B

PROPOSAL

SUPPLEMENTAL ENVIRONMENTAL PROJECT

I.	SUMMARY OF PROPOSAL

The West Virginia Land Trust (WVLT) is the proposed recipient of a $6.75 million settlement under the terms of a Supplemental Environmental Project (SEP). If awarded the funds, the organization will focus resources and leverage partnerships to restore riparian areas and preserve land within the Kanawha and Guyandotte River watersheds. These funds will provide the impetus for the WVLT to make a long term commitment to the protection of these rivers and their associated streams, tributaries and forested areas.

II.	OVERVIEW OF THE WEST VIRGINIA LAND TRUST

The WVLT is the only statewide land trust in West Virginia and, thus, has flexibility to work in all areas of the state. It is a private nonprofit charitable 501(c) 3 corporation governed by a volunteer board of directors.

In evaluating properties for protection, the WVLT generally focuses on the following criteria:

Size: The WVLT typically selects projects that are 50 acres or larger. In certain situations, small projects can have significance. The WVLT staff and board will work to determine the value of small projects, and to accept, decline, or assist in alternative partnerships.

Location: The WVLT prefers to increase the total area of protected lands in West Virginia by focusing on protecting land that adjoins protected space (e.g., federal, state, local forest/park or trail or is protected by a conservation organization).

Use: The WVLT finds value in preserving lands that serve a purpose or have a use that is consistent with local, state, or federal plans (e.g., conservation programs, master plans, farmland protection plans, a designated scenic highway, or a watershed protection program).

Environmental Features: including, but not limited to:

•	Ecologically important water frontage on a body of water such as a lake, river or stream.

•	Wetlands or floodplain or other lands important to water quality.

•	Habitat for, and/or has an occurrence of rare, threatened, or endangered species.

•	Important wildlife habitat or corridor, as identified by wildlife experts.

•	Exemplary natural ecosystem such as old forest growth or shale barren.

•	Contains prime/unique agricultural soils and is in active agricultural production.

•	Contains mature forest with a variety of species sufficient to support a productive forest.

•	Contains springs of high quality water that contributes to the overall quality of lakes, rivers and springs.

SEP Proposal	Page 1

Appendix B

Other Features: including, but not limited to:

•	Access to significant public recreational opportunities.

•	Opportunities for outdoor education or scientific research and offers public access to prime natural areas.

•	Provides scenic views.

•	Historical value (listed or is eligible to be listed with the National Register of Historic Places).

•	Protects the scenic value of significant natural, cultural, or historic sites.

•	Makes a significant contribution to the rural character of a town, county, or the state.

In connection with this initiative, we will work with other conservation organizations and communities within the affected watersheds to prioritize lands of highest conservation value that meet our criteria.

III.	PROJECT TIMEFRAME

It is expected that the timeframe for implementation of this initiative and expenditure of funds will take place over a five year period. Under the terms of previous SEP agreements, the WVLT has proposed a staffing and organizational structure that ensures the integrity and effectiveness of its work. We do not propose any changes to this structure or timeframe.

IV.	PROJECT GOALS

The WVLT is working in close partnership with the West Virginia College of Law’s Land Use and Sustainable Development Clinic (LUSDC) under previous Supplemental Environmental Projects (SEP). The two organizations are working collaboratively to identify properties with ecological significance, including riparian areas, in the watersheds affected by the discharges at issue and to preserve these lands by accepting donated conservation easements, or through the purchase of easements, or land in fee.

WVLT will prioritize projects that protect, preserve, and improve the environmental conditions related to the rivers, streams, and tributaries of the Kanawha and Guyandotte River watersheds. More specifically we will focus a great deal attention on trying to acquire easements or land in fee in southern counties which are generally more associated with mining activity, such as Boone, Fayette, Kanawha, Lincoln, Logan, Raleigh, Wyoming, etc. In these counties that have been most heavily impacted, we will seek as many projects as possible with a special focus on riparian zones, woodlands and forests. These areas are critical natural buffers and filters which protect adjoining water from upland activities. To the extent possible we will work on developing protected riparian corridors to connect riparian areas fragmented by mining. Connecting these areas will improve: nutrient and sediment flows into the streams; water temperatures; aquatic and terrestrial habitat; and provide landscape buffers to improve the quality of life and aesthetics associated with the natural environment. The

SEP Proposal	Page 2

Appendix B

program goals under this new round of SEP funding are as follows:

Goal 1: Protect and restore lands and waters within the Kanawha and Guyandotte River watersheds.

It is our goal to acquire or preserve at least 20,000 acres of forested and riparian area under the terms of this and previous SEP agreements. WVLT has begun the process of identifying a “portfolio of opportunities” or lands that represent potential projects in which land owners have expressed an interest in either selling or donating their interests to a qualified conservation organization. These projects, while not finalized, represent some of the work we will bring to fruition under the terms of this and previous SEP agreements. As an example, we are working to secure a conservation easement acquisition of 10,700 forested acres in Braxton, Clay, Nicholas, Lincoln, Kanawha, and Webster Counties that are under the ownership of one land holding company.

With this proposal, we expect to undertake similar types of projects as that mentioned above. In fact, we are already discussing the expansion of an active conservation easement acquisition along an unspecified number of hundreds of acres on the tributaries and streams of the New River in Fayette County.

The transaction costs associated with documenting and closing easements and land transactions are substantial. We will use the SEP funds to pay for these costs. Examples of these items are listed below:

•

Appraisals: When acquiring land or easements for a fee, we will conduct an appraisal by qualified and competent state certified general real estate appraiser licensed by the State of West Virginia to establish fair market value. In the case of donated conservation easements, the donor will provide the appraisal.

•	Surveys: If a recent survey does not exist, we will prepare a map or property plat that illustrates property boundaries and other matters affecting ownership and title.

•

Environmental assessments: We will conduct an Environmental Hazard Assessment (EHA) to document any hazardous or toxic materials found on or near land we will be preserving, and as appropriate identifying the remedy for cleanup.

•

Title reports: We will conduct title research to identify any and all encumbrances or matters of record that could undermine our ownership of the land or easement. Such matters as liens, mortgage/deed of trust, rights of way, and severed and retained mineral rights will be researched.

•	A resolution of mineral rights and ownership: When mineral rights are severed from the surface owner, we will seek surface use agreements that protect the

SEP Proposal	Page 3

Appendix B

property’s conservation values, require Best Management Practices or that drastically reduce the footprint of any surface disturbance.

•

Documentation of the property’s baseline conservation values: In order to fulfill our obligation as a nonprofit charitable land conservation organization operating within the Internal Revenue Code [IRS 170(h)] we prepare a baseline report to document: 1) the conservation values associated with donated and acquired easements and land including the existing conditions related to species and habitats, water resources, forested and wild lands, cultural values, proximity to other important lands, and threats that can impact the property’s future.

•

Various legal fees: From time to time, the WVLT may need to engage the services of outside counsel to assist in drawing up conservation easements or in the acquisition of property. When possible, however, we will utilize the services of the LUSDC to provide this support.

Timeline for Implementation:

•

Year One: Add to our pipeline of interested property owners from our data collection and educational workshops. These types of projects generally have a long lead time to come to fruition, but it is our goal to protect 1,500-2,000 acres in year one.

•	Year Two-Five: Ongoing easement and acquisition initiatives with an increasing number of projects being closed annually during this time frame.

Goal 2) Participate in conservation planning and the continuing identification of lands with high conservation values. The WVLT will continue to work with various governmental and private conservation agencies and organizations such as The Nature Conservancy, WV Department of Natural Resources and the Division of Forestry, National Park Service, Trust for Public Land, Coalition of WV Land Trusts, and others to analyze and prioritize areas of high conservation value. In particular, The Nature Conservancy is in the process of conducting watershed assessments to identify issues, resources, and conservation priorities. This work is being peer reviewed by the scientific community. The focus is on both water and land assets and resources. This work will also be shared with the LUSDC as it coordinates with local governments and planning commissions to identify lands of a sensitive nature that are consistent with the goals of the project, and that can be incorporated into a community land use or conservation plan. We will identify tracts of land that are a high priority for conservation with a focus on large tracts, land that adjoins existing conservation areas, areas under significant development pressure, land with sensitive ecological issues, and those that provide opportunities for protection of riparian and forested areas.

Secondly, the WVLT is participating in the development of a Green Infrastructure Plan

SEP Proposal	Page 4

Appendix B

for West Virginia with several other stakeholders. The implementation of this plan will result in the conservation of a network of interconnected landscapes and ecosystems, working farms and forests; parks and open space; streams, rivers and wetlands. All of those elements will support native plant and animal species, sustain clean air, water, fisheries, and other natural resources, and maintain the scenic natural beauty of the state.

Once completed, a Green Infrastructure Plan will serve as a much needed guiding document to define priorities and goals to inform the decisions of public agencies, NGOs, and others; and to strategically and scientifically guide conservation, restoration, and mitigation activities. By undertaking this process, the key conservation organizations in West Virginia will be developing a system of coordinated decision making when making land conservation investments.

Timeline for Implementation: We are working now with the Nature Conservancy to pull together their data on the watersheds in which we intend to focus our attention. We proposed the following general timeline for activities:

•

Year One: Identify and contact all relevant stakeholder organizations with interests in the watersheds. Gather all appropriate data and coordinate information with the LUSDC to identify any missing data. Conduct a ranking and prioritization of all properties within the four watersheds. Develop partnerships and identify ways to leverage resources to acquire or preserve identified lands.

•	Years Two-Five: Continue assessments as needed.

Goal 3: Educate land owners, communities, and local conservation organizations about land conservation. As part of its previous SEP proposals, the WVLT is committed to the deployment of a full time education and outreach coordinator in the watershed communities and across the state to work in conjunction with the LUSDC and other conservation resource partners on an as needed basis to bring expertise and information to communities and land owners. Outreach efforts will focus on:

a)	Educational sessions to inform residents and land owners about conservation programs, easements, etc.

b)	Educational meetings with local land protection organizations to provide technical assistance as needed to assist them in the execution of their projects and strengthen their capacity to undertake land conservation.

c)	Meetings with local farmland protection boards, watershed associations and other conservation and citizen groups to explain the watershed project goals and to seek assistance in the identification of properties that meet the project criteria.

SEP Proposal	Page 5

Appendix B

d)	Comprehensive land use planning for communities including benefits, required procedures, developing the process for community input, etc.

e)	One-on-one meetings with property owners to answer questions and gain commitments to donate or sell conservation easements and land.

Recently, WVLT staff assumed the responsibilities of coordinating the work of the Coalition of West Virginia Land Trusts. These small local groups will benefit from our work to bring state and national resources and knowledge to their programs; and we will benefit from learning about important projects within their service areas that we can help bring to fruition.

Timeline for Implementation:

•

Year One: Conduct at least two meetings with the Coalition of Land Trusts and strengthen connections with local efforts. Meanwhile the WVLT will already begin undertaking Tasks a, b, c and e as listed above.

•

Year Two-Five: Continue year one tasks and coordinate with the LUSD to develop educational workshops on the long term benefits of land use planning and the role that conservation planning can play and tools that can be used to support land conservation associated with planning efforts.

Goal 4): Fund the Stewardship, Monitoring and Defense Fund necessary to monitor and enforce the conservation easements in perpetuity. As a member of the Land Trust Alliance, the WVLT follows national best practices standards, and requires that landowners who donate or sell conservation easements contribute to our Stewardship and Defense Fund. These funds are pooled and invested according to the WVLT Investment Management Policy. The purpose of the fund is to offset the costs associated with holding easements in perpetuity including annual monitoring, staff time, and possible legal defense. The base rate for any easement donation is $7,500. The amount of the endowment is scaled up based on the property size, easement type, complexity of easement terms, and the estimated annual stewardship and administrative hours necessary to steward the property. The endowment is typically a major barrier for land owners wishing to donate an easement. By using SEP funds, this major impediment will be removed.

Timeline for Implementation:

•	Year One: Assess current stewardship endowment policies and strengthen if needed. Add to fund when a project comes to fruition.

SEP Proposal	Page 6

Appendix B

•

Year Two-Five: Contribute to fund as needed when projects come to fruition. Annually monitor easements that are owned by WVLT. Implement stewardship and mitigation as needed. Defend easements as needed.

V.	BUDGET

The following budget includes the proposed $6.75 million award of SEP and other funding that the WVLT will manage over a five year period.

SEP Proposal	Page 7

Appendix B

Expense Items	Year 1	Year 2	Year 3		Year 4	Year 5
Staff[1]	$190,000 [2]	$365,000[3]	$499,600	[4]	$519,584	$540,367
Taxes and Benefits[5]	$21,250	$91,250	$125,000		$130,000	$135,000
Operating Expenses[6]	$56,000	$57,610	$59,410		$61,192	$63,027
Outreach Budget[7]	$27,000	$27,800	$28,644		$29,503	$30,388
Program Admin Subtotal	$294,250	$541,660	$712,654		$740,279	$768,782
Project Costs / Stewardship[8]	$1,565,500	$2,485,000	$1,898,000		$1,938,000	$1,874,000
Total	$1,659,750	$3,026,660	$2,610,654		$2,678,279	$2,642,782

Revenue Sources	Year 1	Year 2	Year 3		Year 4	Year 5
SEP (2) for Program Admin	$167,000	$234,500	$268,500		$236,500	$193,500
SEP (1) for Program Admin	$17,500	$17,500	$17,500		$17,500
SEP (1) for Outreach	$25,000	$25,000	$25,000		$25,000
SEP (3) for Program Admin	$35,000	$115,000	$252,000		$212,000	$176,000
Proceeds from Fundraising and Development[9]	50,000	$150,000	$150,000		$250,000	$400,000
Program Admin Subtotal	$294,500	$542,000	$713,000		$741,000	$769,500
SEP (4) Projects / Stewardship	$965,000	$1,885,000	$998,000		1,038,000	$1,074,000
SEP (2& 3) Projects / Stewardship: Pending	$550,000	$500,000	$750,000		$700,000	$600,000
SEP (1) Projects / Stewardship	$50,500	$57,500	$57,500		$64,500
Conservation Funding Partners[10]		$42,500	$92,500		$135,500	$200,000
Project Subtotal	$1,365,500	$2,485,000	$1,898,000		$1,938,000	$1,874,000
Total	$1,660,000	$3,027,000	$2,611,000		$2,679,000	$2,643,500

[1]

Staff expenses based on the following functions: Executive Director; Development and Fundraising; Outreach and Education; Land Protection Coordination; Administrative Support. An increase of 3% annually starting in Year 3 is expected.

[2]	Assumes 6 months of salaries for Executive Director and Administrative Assistant; and 12 months of transitional management and support
[3]	Includes a full year of salaries for Executive Director, Development, Outreach and Education, and Administrative Assistant
[4]	Includes all of above and Land Protection Coordination
[5]	Taxes and benefits are calculated at 25% of salaries
[6]

Includes year one expenses of rent ($12,000), telephone ($3,000), web site and internet ($6,000), supplies ($6,000), printing and postage ($3,000), travel ($5,000—does not include outreach program), accounting services including audit ( $20,000) . Expenses increase by 3% annually.

[7]	Includes year one expenses of $12,000 for travel, and assumes $15,000 in expenses for printing, supplies, logistics for meetings, marketing materials. Expenses increase by 3% annually.
[8]	Includes transaction and monitoring costs for donated or purchased easements and land; set aside of funds for long term stewardship and defense (if necessary) of easements
[9]	Proceeds raised through fundraising efforts to support WVLT unrestricted activities
[10]	Funds leveraged for projects from state and federal funding sources as well as private foundations

SEP Proposal	Page 8

Appendix B

VI.	SUSTAINABILITY STRATEGIES

We recognize the importance of early on developing practices that will enable us to maintain our operations beyond the life of the SEP funds. These funds will help us build the organizational capacity to continue our commitment to southern West Virginia and more specifically the riparian and forested areas of the Kanawha and Guyandotte watersheds. After five years, the WVLT will have sufficient organizational infrastructure to sustain its operations at near capacity. We have no way of knowing the exact fundraising climate at that time, but we are confident that our work during this five year period will garner the attention of national funders and will result in the development of adequate resources to continue our efforts.

We will implement the following tactics during the five year period of SEP funding so that in year six we have an ability to maintain operations and projects at or near year five levels:

•	Donated Easements and Properties: We will focus on developing a special donated properties and easement program in order to reduce our costs associated with transactions.

•	Planned Giving: We will focus on establishing various avenues for planned giving that will provide benefits for the organization over many years.

•

Expand Development of Donor Base: Our groundbreaking work will attract a much broader donations base, including individuals, foundations and donors outside of West Virginia that we would not have traditionally reached.

•

Sale of Property to Conservation Buyers: Once properties are eased and protected in perpetuity with a deed of conservation easement, we will seek buyers to hold the land in fee, thus generating proceeds for future land conservation projects.

VII.	ASSESSMENT CRITERIA AND REPORTING SCHEDULE

The WVLT will report semi-annually to the United States Department of Justice. Assessment, based on the Project’s goals and five-year projected funding as a SEP, will include:

•	Narrative of actions taken toward fulfillment of each goal statement.

•	Expenditure of SEP and matching funds to date.

After two full years of operation, the semi-annual reports will also include metrics of results including:

•	Number of acres preserved;

•	Number of property owners receiving information and/or assistance with land conservation; and

•	Number of educational sessions delivered to communities.

SEP Proposal	Page 9

Appendix B

APPENDIX C

CATEGORY I (0-200 gpm)

Technology Selection Date (if necessary) – September 1, 2012

Category Compliance Date – 24 months from the Effective Date of the Consent Decree

Category I Covered Outfalls

Company	Covered Permits WV/NPDES Permit No.	Covered Outfalls
Hobet	WV0099392	015, 028, 034, 035, 045, 046, 077, 079 and 084
Hobet	WV1016776	002, 003, 004, 006, 007 and 041
Hobet	WV1020889	001, 003, and 005
Hobet	WV1021028	006
Catenary	WV0093751	003
Catenary	WV0096962	042 and 055
Catenary	WV1014684	006
Apogee	WV0099520	011

CATEGORY II (201-400 gpm)

Technology Selection Date (if necessary) – December 31, 2012

Category Compliance Date – 36 months from the Effective Date of the Consent Decree

Category II Covered Outfalls

Company	Covered Permits WV/NPDES Permit No.	Covered Outfalls
Hobet	WV0099392	014 and 027
Catenary	WV0093751	005 and 026
Catenary	WV0096920	001
Catenary	WV0096962	056
Catenary	WV1014684	001, 002 and 003

///

CATEGORY III (401-600 gpm)

Technology Selection Date (if necessary) – March 31, 2013

Category Compliance Date – 45 months from the Effective Date of the Consent Decree

Category III Covered Outfalls

Company	Covered Permits WV/NPDES Permit No.	Covered Outfalls
Hobet	WV0099392	037 and 038
Hobet	WV1016776	050
Hobet	WV1017225	004
Apogee	WV0099520	001

CATEGORY IV (601-1000 gpm)

Technology Selection Date (if necessary) – September 1, 2013

Category Compliance Date – 50 months from the Effective Date of the Consent Decree

Category IV Covered Outfalls

Company	Covered Permits WV/NPDES Permit No.	Covered Outfalls
Hobet	WV0099392	004 and 040
Hobet	WV1016776	001

CATEGORY V (1000+ gpm)

Completion of Water Management and Technology Evaluation – June 30, 2014

Technology Selection Date (if necessary) – September 1, 2014

Category Compliance Date – 60 months from the Effective Date of the Consent Decree

Category V Covered Outfalls

Company	Covered Permits WV/NPDES Permit No.	Covered Outfalls
Catenary	WV0096962	001 and 044

APPENDIX D

Jupiter Callisto Reclamation Plan

To Be Submitted in Accordance with Paragraph 36

APPENDIX E

Company/Permit No.	Outlet
Apogee Coal Co., LLC/WV1020510	013
Apogee Coal Co., LLC/WV1020510	018
Apogee Coal Co., LLC/WV1020510	024
Apogee Coal Co., LLC/WV1020510	026
Apogee Coal Co., LLC/WV1020510	028
Apogee Coal Co., LLC/WV1022792	016
Coyote Coal Co., LLC/WV0094439	002
Coyote Coal Co., LLC/WV0094439	015
Coyote Coal Co., LLC/WV0094439	017
Coyote Coal Co., LLC/WV1019261	001
Catenary Coal Co., LLC/WV1019309	001
Catenary Coal Co., LLC/WV1015338	002
Colony Bay Coal Co./WV0058238	001
Colony Bay Coal Co./WV0058238	002
Colony Bay Coal Co./WV0068748	001
Colony Bay Coal Co./WV0068748	029
Colony Bay Coal Co./WV0068748	033
Kanawha Eagle Coal, LLC/WV0065137	001
Midland Trail Energy, LLC/WV0052426	001
Panther, LLC/WV0048097	002